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                                                                      EXHIBIT 5


                         [BAKER & BOTTS LETTERHEAD]




                                                                February 3, 1998

004598.0160



Global Marine Inc.
777 N. Eldridge Parkway
Houston, Texas 77079

Gentlemen:

                 As set forth in the Registration Statement on Form S-4 (the "Registration Statement") (Registration No. 333-39033) filed by Global Marine Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to up to $300 million aggregate principal amount of the Company's 7 1/8% Notes Due 2007 (the "Notes"), certain legal matters in connection with the Notes are being passed upon for the Company by us. We understand that the Notes are to be issued pursuant to an exchange offer on the terms set forth in the Registration Statement (the "Exchange Offer") that is to be made pursuant to the terms of the Registration Rights Agreement dated as of September 15, 1997 (the "Registration Rights Agreement"). The Notes are to be issued under an Indenture dated as of September 1, 1997 (the "Indenture"). At your request, this opinion is being furnished to you for filing as Exhibit 5 to the Registration Statement.

                 In our capacity as your counsel in the connection referred to above, we have examined the Company's Restated Certificate of Incorporation and Bylaws, each as amended to date, and the originals, or copies certified or otherwise identified, of corporate records of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed.
In giving such opinions, we have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates.

                 On the basis of the foregoing, we are of the opinion that the Notes, when duly executed, authenticated and delivered in accordance with the Indenture and issued pursuant to, and in accordance with the terms of, the Exchange Offer and the Registration Rights Agreement, will constitute legal, valid and binding obligations of the Company, enforceable against the Company, except as the enforceability thereof is subject to the effect of (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws relating to or affecting creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
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Global Marine Inc.            -2-                           February 3, 1998

                 We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under "Legal Matters" in the prospectus forming a part of the Registration Statement.

                                                     Very truly yours,

                                                     BAKER & BOTTS, L.L.P.



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